Dune Energy, Inc. Completes $23.85 Million Private Equity Offering

Houston, Texas, February 2, 2006 – Dune Energy, Inc. (“Dune” or the “Company”) (AMEX: DNE) announced today that it has closed a $23.85 million private equity offering (the “Offering”), pursuant to which the Company sold a total of 9,000,000 shares of its common stock at a price of $2.65 per share. Sanders Morris Harris Inc. served as our lead placement agent and C.K. Cooper & Company served as co-placement agent.

     Net proceeds from the Offering will be utilized to fund an aggressive drilling program, primarily concentrating on Dune’s Bayou Couba and Barnett Shale properties. In addition, a small portion of the proceeds will be applied to the acquisition of additional Barnett Shale properties as identified under the Company’s existing purchase and sale agreement with Voyager Partners, Ltd.

     Alan Gaines, Dune’s Chairman and CEO stated “having built a solid foundation with respect to the acquisition of high quality, high impact leases, coupled with the hiring of talented personnel over the past year or so, the proceeds from this Offering will allow us to fast forward our drilling program in order to exploit our significant inventory of PUD locations. In addition, we intend to drill at least two high impact exploratory wells at Bayou Couba, one of which will be a deep sub-salt test. During calendar 2006, management expects to significantly increase production and cash flow”.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.